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EXHIBIT 10.11

                               STERIS CORPORATION

             SENIOR EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN


1.  OBJECTIVE

The Senior Executive Management Incentive Compensation Plan (the "Plan") is intended to provide incentive compensation for those employees ("Covered Employees") of STERIS Corporation (the "Company") whose annual incentive compensation for any taxable year of the Company commencing on or after April 1, 1998 the Committee (as defined below) anticipates would not be fully deductible by the Company due to the application of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The objective of the Plan is to encourage greater initiative, resourcefulness, teamwork, efficiency, and achievement of objectives on the part of Covered Employees whose performance and responsibilities directly affect Company profits.

2.  ELIGIBILITY

All Covered Employees will be eligible to be selected to participate in the Plan. The Committee shall select the Covered Employees who will participate in the Plan for any period. A Covered Employee who is so selected with respect to any such period is sometimes referred to in the remainder of this Plan as a "Participant." A Covered Employee who is selected to be a Participant in the Plan for any period shall be ineligible to be a participant for that period in the Company's Management Incentive Compensation Plan applicable to other officers of the Company.

3.  ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Board"), or by another committee appointed by the Board (the "Committee"). The Committee shall be comprised exclusively of Directors who are not employees and who are "outside directors" within the meaning of Section 162(m)(4)(C) of the Code. The Committee shall have authority, subject to the provisions herein, to select employees to participate in the Plan; establish and administer the performance goals and the award opportunities applicable to each Participant and certify whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, and waive rules and regulations for the Plan's administration; and make all other determinations that may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding, and conclusive on all employees and Participants and anyone claiming under or through any of them.


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4.  ESTABLISHMENT OF PERFORMANCE GOALS

The Committee shall establish in writing the performance goals for each performance period, which shall be based on any of the following business criteria, either alone or in any combination, and on either a consolidated or business unit level, as the Committee may in each case determine: return on net assets, return on capital employed, economic value added, level of sales, net revenue, earnings per share, income before income taxes and the cumulative effect of accounting changes, operating income, net income, earnings before interest and taxes, return on equity, total shareholder return, market valuation, cash flow, completion of acquisitions, product and market development, and customer satisfaction criteria. The foregoing terms shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any of the foregoing criteria may apply to a Participant's award opportunity for any period in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

5.  ESTABLISHMENT OF AWARD OPPORTUNITIES

The Committee shall establish in writing the method for computing the amount of compensation that will be payable under the Plan with respect to each performance period to each Participant if the performance goals established by the Committee for that performance period are attained in whole or in part and if the Participant's employment by the Company continues throughout the end of that performance period. Any such method established shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision of the Plan shall be deemed to preclude the Committee from exercising negative discretion (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A)) with respect to any award.

6.  MAXIMUM AWARD

The maximum amount of compensation that may be paid under the Plan to any Participant for any year is $3,000,000.

7.  ATTAINMENT AND CERTIFICATION OF PERFORMANCE GOALS REQUIRED

Except in those cases referred to in Section 8 below, awards under the Plan with respect to any period will be paid only if (a) the performance goals established by the Committee for that period have been attained, and (b) the Committee certifies in writing, prior to the payment of the award, that the performance goals and any other material terms were in fact satisfied. For these purposes, approved minutes of the Committee meeting in which such a certification is made will be treated as a written certification. Unless the Committee determines otherwise, earned awards shall be paid (x) promptly following certification by the Committee and (y) in cash, net of applicable payroll tax withholding.


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8.  PRO RATA AWARDS IN CERTAIN CIRCUMSTANCES

If a Participant's employment with STERIS is terminated before the end of a fiscal year on account of (a) death, (b) disability, or (c) retirement or resignation with the consent of the Committee, the Company shall pay to the Participant (or to the Participant's personal representative, if the Committee so determines), not later than 30 days after the date of termination, a pro rata award for the fiscal year in which the termination occurs equal to the Participant's target award for the entire fiscal year (as determined by the Committee) multiplied by a fraction, the numerator of which is the number of full or partial calendar months between the beginning of the fiscal year and the date of termination and the denominator of which is twelve (net of any payments previously made with respect to that award opportunity). If there occurs a Change of Control of the Company (as defined in the Company's 1998 Long-Term Incentive Stock Plan), the Company shall pay to the Participant, not later than five days after the occurrence of the Change of Control, a pro rata award for the fiscal year in which the Change of Control occurs equal to the Participant's target award for the entire fiscal year (as determined by the Committee) multiplied by a fraction, the numerator of which is the number of full or partial calendar months between the beginning of the fiscal year and the date of the occurrence of the Change of Control and the denominator of which is twelve (net of any payments previously made with respect to that award opportunity). If the Participant's employment continues after the Change of Control, any amount paid pursuant to the immediately preceding sentence shall be credited against any award to be made under the Plan to the Participant for the full fiscal year in which the Change of Control occurred.

9.  AMENDMENT, TERMINATION, AND TERM

The Board may amend, modify, or terminate the Plan at any time, provided that no such amendment, modification, or termination shall adversely affect the incentive opportunity of any Participant with respect to the portion of the year elapsed before the date of the amendment, modification, or termination, without the Participant's written consent. The Plan will remain in effect until terminated by the Board.

10.  SHAREHOLDER APPROVAL

Payment of awards under the Plan is contingent upon shareholder approval of the Plan, in accordance with applicable Treasury regulations under Section 162(m) of the Code. Unless and until shareholder approval is obtained, no awards will be paid under the Plan.



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11.  INTERPRETATION AND CONSTRUCTION

Unless and to the extent otherwise determined by the Committee, awards under the Plan are intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code and any provision of the Plan that would prevent an award under the Plan that is so intended to qualify from so qualifying shall be administered, interpreted, and construed to carry out such intention and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Participant's employment, which shall remain "employment at will" unless an employment agreement between the Company and the Participant provides otherwise. Both the Participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

12.  GOVERNING LAW

The Plan and its administration shall be governed by the laws of the State of Ohio, without reference to the conflicts of laws principles of that State.